Exhibit 99.3

Chembio
Employee FAQ

INTERNAL DISTRIBUTION ONLY. TO BE ATTACHED TO THE EMPLOYEE EMAIL AS A PDF AND DISTRIBUTED TO EMPLOYEES, AS NECESSARY

1.	What was announced?
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Chembio announced that we have entered into a definitive merger agreement under which Biosynex SA (“Biosynex”), a French market leader specializing in the design and distribution of rapid tests, through a subsidiary, will acquire Chembio for $0.45 per share, representing a premium of 27% compared to the closing price of Chembio stock on January 30, 2023, in an all-cash transaction valued at $17.2 million.

2.	Who is Biosynex?
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Biosynex is a French market leader specializing in the design and distribution of rapid tests. They are headquartered in Strasbourg, France, and their tests are commercialized in over 90 countries through local distributors.

3.	How does this transaction benefit Chembio employees?
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The acquisition by Biosynex provides an exciting opportunity to accelerate access to broader international markets, funding for product innovation and capital required to meet Chembio’s financial obligations.

4.	How will this transaction benefit customers?
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This transaction is expected to leverage the combined commercial footprints to bring products more efficiently to market. It will build on Chembio’s infectious disease assays covering sexually transmitted infections, respiratory viruses and fever and tropical disease and Biosynex’s current virology and other portfolio products. Combining the experience of two industry leaders to drive product innovation and development along with global regulatory expertise will help to continue expansion of each company’s product portfolio.

5.	How do the cultures of the two companies compare?
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One of the reasons we determined Biosynex is the right partner for us is because we have complementary culture and values. Biosynex shares our passion to develop, manufacture and market rapid diagnostics for screening, diagnosis and prevention to facilitate patient care and monitor health.

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Biosynex’s commitment to shaping positive change goes beyond diagnostics, and it takes an active role in providing healthcare professionals and individuals with innovative diagnostic solutions intended to accelerate care.

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Like Chembio, Biosynex views its people as its strongest assets and is acquiring our company because it sees the value in the portfolio of diagnostic solutions and technology platforms we have developed.

6.	When will the transaction be completed? What are the closing conditions?
•	The transaction is expected to close by the end of the first quarter of 2023 subject to customary closing conditions.
•	Until then, Chembio and Biosynex will continue to operate as separate, independent companies.
•	This means we will continue to operate as usual, and we should all remain focused on the work we do every day.

Chembio
Employee FAQ

7.	Will there be any layoffs as a result of this transaction?

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Our businesses are complementary in a number of ways including commercial and manufacturing geographies. Our talented and experienced team was one of the main reasons Biosynex was interested in acquiring Chembio, and our team members will play a critical role in the combined company success.

•	Details will be worked out as part of the integration planning process and communicated accordingly.

8.	Will there be any changes to my compensation and benefits?
•	Until we complete the transaction, Chembio and Biosynex will continue to operate as separate companies, including with respect to compensation and benefits.
•	More information will be forthcoming as we advance. We’re committed to keeping you informed throughout this process and will communicate updates and major developments, as appropriate.

9.	What will happen to our offices and facilities?
•	Until we complete the transaction, Chembio and Biosynex will continue to operate as separate companies.
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Details will be worked out over the coming months as part of the integration planning process. We’re committed to keeping you informed throughout this process and will communicate updates and major developments, as appropriate.

10.	Will there be changes to our management team as a result of this announcement?
•	This combination is about profitability and growth, and we expect Chembio colleagues will be part of the combined company’s future success.
•	Additional details regarding the organizational structure will be determined as part of the integration planning process.

11.	Can I trade Chembio stock between now and the completion of the combination?
•	Please refer to our company’s existing guidelines on trading policies [Insert Link]

12.	What will happen to my restricted stock units and stock options?
•	Upon the completion of the transaction, outstanding restricted stock units will become fully vested and you will be entitled to a cash payment at the acquisition price per share.
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All outstanding options are currently “underwater” (i.e., have an exercise price greater than the $0.45 per share price in the acquisition) and will be cancelled upon the completion of the combination.

13.	How soon can I reach out to contacts at Biosynex?
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You should not engage with Biosynex employees unless you’ve been expressly authorized to do so as part of the integration planning process. Please note that this includes interacting with Biosynex employees via social media.

Chembio
Employee FAQ

14.	Can I post about this combination on social media?
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Given the nature of this announcement, all social media posts regarding our combination with Biosynex must first be approved by Chuck Caso, Global Commercial Operations. We encourage you to “like”, retweet or share Chembio’s posts, to the extent any such posts are made, to spread the good news.

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Please note, however, that you may not post your own views or commentary on our combination with Biosynex beyond what Chembio has officially shared already, even if the content is supportive or benign, or seems factually accurate.

•	Do not engage with other social media users (e.g. by responding to comments or tweeting “at” someone or liking or retweeting any non-Chembio posts) regarding our combination with Biosynex.
•	As a reminder, only authorized members of the leadership team are permitted to engage with the media on Chembio’s behalf.

15.	What should I tell customers or partners who ask about this combination?
•	The executive team and commercial team leadership will be reaching out to our top customers and partners directly to share the news.
•	If you receive an inquiry from a customer or a partner and are unsure how to respond, please refer them to the press release posted on our website.

16.	What should I do if I’m contacted by members of the media about this combination?
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If you receive inquiries from the media or other external parties about this announcement, please do not comment (even just to confirm statements that appear factually accurate or benign) and instead direct them to Rick Eberly, CEO or Larry Steenvoorden, CFO.

17.	What happens next? Who can I contact if I have additional questions?
•	We expect to complete the combination with Biosynex by the end of the first quarter of 2023, subject to customary closing conditions.
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Until then, Chembio and Biosynex will continue to operate as separate, independent companies and your role and responsibilities remain unchanged. We’re committed to keeping you informed throughout this process and will provide updates around key milestones and major developments, as appropriate.

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You should not engage with Biosynex employees unless you’ve been expressly authorized to do so as part of the integration planning process. Please note that this includes interacting with Biosynex employees via social media.

•	If you have questions or concerns beyond what is provided in this FAQ, please contact your respective Executive Leadership Team manager.
•	We will continue to keep you updated on important developments as we move through the transaction process.

Chembio
Employee FAQ

 Additional Information and Where to Find It

This communication relates to a pending business combination between Biosynex and Chembio. The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell shares of Chembio, nor is it a substitute for any tender offer materials that the parties will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Biosynex and its acquisition subsidiary will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, and Chembio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Each of Biosynex and Chembio also plan to file other relevant documents with the SEC regarding the proposed transaction. CHEMBIO STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHEMBIO SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents will be sent to all of Chembio’s stockholders at no expense to them. The tender offer materials and the Solicitation / Recommendation Statement will also be made available for free on the SEC’s website at www.sec.gov or from the information agent named in the tender offer materials. Copies of the documents filed with the SEC by Biosynex will be available free of charge under the News heading of Biosynex’s website at https://www.biosynex.com. Copies of the documents filed with the SEC by Chembio will be available free of charge under the SEC filings heading of the Investors section of Chembio’s website at https://chembio.com/investors.

Cautionary Statement Regarding Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve inherent risks and uncertainties and you are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this communication include, but are not limited to, statements related to Biosynex’s and Chembio’s plans, objectives, expectations and intentions with respect to the proposed transaction and the combined company, the anticipated timing of the proposed transaction, the conditions precedent to the closing of the proposed transaction, and the potential impact the transaction will have on Chembio or Biosynex and other matters related to either or both of them. The forward-looking statements are based on assumptions regarding current plans and estimates of management of Biosynex and Chembio. Such management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this communication include, among others: changes in expectations as to the closing of the transaction including timing and changes in the method of financing the transaction; the satisfaction of the conditions precedent to the consummation of the proposed transaction (including a sufficient number of Chembio shares being validly tendered into the tender offer to meet the minimum condition); the risk of litigation and regulatory action related to the proposed transactions; expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; and unanticipated changes in laws, regulations, or other industry standards affecting the companies; and other risks and important factors contained and identified in Chembio’s filings with the SEC, including its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Chembio’s Annual Reports on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the SEC. Forward-looking statements reflect the analysis of management of Biosynex and Chembio as of the date of this communication. Neither Biosynex nor Chembio undertakes to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.